Exhibit 99.1
GMXR
FOR IMMEDIATE RELEASE
FOR ADDITIONAL INFORMATION CONTACT:

James Merrill	Michael J. Rohleder
CFO	Executive Vice President, IR
405.600.0711 x305	405.600.0711 x338
GMXR Announces Revisions to 4Q08 Production Estimate, 2009 CAPEX and Production Guidance; Cash Dividend On 9.25% Series B Cumulative Preferred Stock; Company to Present at the Capital One Southcoast 2008 Energy Conference
Oklahoma City, Oklahoma, Monday, December 8, 2008 GMXR., NASDAQ OMX Group: ‘GMXR’; (visit www.gmxresources.com to view the most recent Company presentation and for more information on the Company) today announced the following:
4Q08 Production Estimate
Production for 2008 is expected to reach 12.5 Bcfe, an increase of 44% over 2007 production of 8.7 Bcfe. Previous guidance estimated the 2008 production to be 13.0 Bcfe. The reduction in the previous production guidance is attributable to decreased activity in the Joint Development Area (JD) with Penn Virginia Oil and Gas, L.P. (PVOG), a wholly owned sub of Penn Virginia Corporation (NYSE: PVA). PVOG has reduced the number of rigs from 4 in 1H08 to no rigs in 2H08 operating in the JD. GMXR has drilled and completed one Haynesville/Bossier (H/B) well and two H/B wells are drilling and should be completed in 1Q09.
2009 CAPEX and Production Guidance
The Company has chosen to reduce its previously announced Capital Expenditure Budget to $220 million from $400 million, a 45% reduction. The reduction is due to continued peril in the global and domestic credit markets and lower commodity prices. As a result of reducing the H/B development plan for 2009, the Company now expects to drill 27 net H/B wells (including 5 net wells in the JD) with an average initial rate of 4.0 mmcfepd per well. Using this starting rate, the Company expects to have production of 24.7 Bcfe, a 93% increase over 2008’s revised production estimate. PVOG has indicated that they will have 2 rigs scheduled for 2009 to be operating in the JD drilling H/B horizontals. “Based on this revised CAPEX Budget, we expect to be able to fund 2009’s CAPEX based on cash flow and our existing $190 million bank credit facility and to exit 2009 with $16 million of unused bank capacity,” stated Ken Kenworthy, Jr, CEO. Based on a Henry Hub price of $6.00 per mmbtu for natural gas and $50 per bbl of oil, the Company expects to generate oil and natural gas sales revenue of approximately $158.2 million, discretionary cash flow of $116.1 million and EBITDA of approximately $128.3 million. The Company will be operating 4 to 5 rigs throughout 2009 drilling H/B horizontals.
Dividend on 9.25% Series B Cumulative Preferred Stock
GMXR will pay a regular quarterly dividend of $0.578125 per share on January 1, 2009 to holders of record as of December 22, 2008 on the 2,000,000 outstanding shares 9.25% Series B Cumulative

(non convertible) Preferred Stock. The shares are listed on The Global Select Market of The NASDAQ Stock Market LLC under the symbol “GMXRP.”
Capital One Southcoast Presentation
GMXR also announced that the Company’s CEO, Ken Kenworthy, Jr., will present at the Capital One Southcoast Conference in New Orleans on Tuesday, December 9, 2008, at 2:20 PM CDT. A copy of slides that will be used in the presentation will be available on the Company’s website beginning Monday, December 8, 2008 at http://www.gmxresources.com.
GMXR is a ‘Pure Play’, E & P Company and one of the most concentrated Haynesville / Bossier Shale Operator in East Texas. The Company has 435 BCFE in proved reserves (YE2007) and 3.2 TCFE in total 3P reserves that are 94% natural gas and consist of 480 net Haynesville /Bossier 80 acre horizontal locations and 318 gross / 180.9 net Cotton Valley (“CV”) producers; 2,652 gross / 1,971 net CV un-drilled locations with a 100% drilling success rate. Five operated drilling rigs are currently developing this contiguous, multi-layer gas resource play on the Sabine Uplift; Carthage, North Field, in Panola & Harrison County of East Texas, and Caddo Parish of North Louisiana. The Company has invested $100 million in infrastructure which has contributed to ‘Best in Class’ finding and development costs. There are also 46 gross / 38 net Travis Peak/Hosston Sands & Pettit producers on the property. These multiple resource layers provide high probability and repeatable, organic growth. The Company, headquartered in Oklahoma City, Oklahoma, has interests in 386 gross / 235 net producing wells and operates 81% of its reserves. The Company’s strategy is to grow shareholder value through Haynesville/Bossier Shale horizontal well development as well as Cotton Valley Sand vertical wells, to continue acreage acquisitions, to focus on operational growth around its core area, and to convert its natural gas reserves to proved, while maintaining balanced prudent financial management.
This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. They include statements regarding the Company’s financing plans and objectives, drilling plans and objectives, related exploration and development costs, number and location of planned wells, reserve estimates and values, statements regarding the quality of the Company’s properties and potential reserve and production levels. These statements are based on certain assumptions and analysis made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes appropriate in the circumstances, including the assumption that there will be no material change in the operating environment for the company’s properties. Such statements are subject to a number of risks, including but not limited to commodity price risks, drilling and production risks, risks relating to the Company’s ability to obtain financing for its planned activities, risks related to weather and unforeseen events, governmental regulatory risks and other risks, many of which are beyond the control of the Company. Reference is made to the company’s reports filed with the Securities and Exchange Commission for a more detailed disclosure of the risks. For all these reasons, actual results or developments may differ materially from those projected in the forward-looking statements.